Exhibit 99.1

Contacts:

Vincent Zanna

Vice President, Treasurer

(212) 209-8090

Allison Malkin / Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2015 RESULTS

NEW YORK, March 17, 2016 — J.Crew Group, Inc. (the “Company”) today announced financial results for the three months and fiscal year ended January 30, 2016.

Fourth Quarter highlights:

•	Total revenues increased 1% to $711.0 million. Comparable company sales decreased 4% following a decrease of 3% in the fourth quarter last year.
•	J.Crew sales decreased 3% to $604.5 million. J.Crew comparable sales decreased 5% following a decrease of 5% in the fourth quarter last year.
•	Madewell sales increased 26% to $92.5 million. Madewell comparable sales increased 12% following an increase of 14% in the fourth quarter last year.
•	Gross margin was 33.3% compared to 34.5% in the fourth quarter last year.
•	Selling, general and administrative expenses were $228.8 million, or 32.2% of revenues, compared to $236.2 million, or 33.5% of revenues in the fourth quarter last year.
•

Operating income was $6.3 million compared with an operating loss of $18.7 million in the fourth quarter last year. Last year reflects the impact of a pre-tax, non-cash impairment charge of $26.0 million.

•	Net loss was $7.0 million compared to $30.6 million in the fourth quarter last year. Last year reflects the impact of the non-cash impairment charge.
•

Adjusted EBITDA increased 4% to $44.0 million from $42.1 million in the fourth quarter last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to GAAP measures are included in Exhibit (3).

Millard Drexler, Chairman and Chief Executive Officer, commented, “The fourth quarter represented a positive ending to a difficult year. We believe we are better positioned having made important changes in our product and marketing and through the careful management of expenses and inventory. Looking ahead, our team is focused on delivering further improvements in the business by executing on our strategic initiatives to deliver long term, sustained growth for our brands.”

Fiscal 2015 highlights:

•	Total revenues decreased 3% to $2,505.8 million. Comparable company sales decreased 8% following a decrease of 1% last year.
•	J.Crew sales decreased 7% to $2,146.7 million. J.Crew comparable sales decreased 10% following a decrease of 2% last year.
•	Madewell sales increased 23% to $301.0 million. Madewell comparable sales increased 8% following an increase of 14% last year.
•	Gross margin was 35.7% compared to 37.6% last year.
•	Selling, general and administrative expenses were $834.1 million, or 33.3% of revenues, compared to $846.0 million, or 32.8% of revenues last year.

•

Operating loss was $1,320.2 million compared to $585.0 million last year. This year includes pre-tax, non-cash impairment charges of $1,381.6 million and a charge of $4.8 million for severance and related costs. Last year includes pre-tax, non-cash impairment charges of $710.0 million

•

Net loss was $1,242.7 million compared to $657.8 million last year. This year reflects the impact of non-cash impairment charges and a charge for severance and related costs. Last year reflects the impact of the loss on refinancings and non-cash impairment charges.

•

Adjusted EBITDA was $203.4 million compared to $255.2 million last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

•	Cash and cash equivalents were $87.8 million compared to $111.1 million at the end of the fourth quarter last year.
•	Total debt, net of discount, was $1,534 million compared to $1,548 million at the end of the fourth quarter last year.
•

Inventories were $372.4 million compared to $367.9 million at the end of the fourth quarter last year. Inventories increased 1% and inventories per square foot decreased 6% compared to the end of the fourth quarter last year.

ABL Commitment Increase

In the fourth quarter of fiscal 2015, the Company amended its ABL Facility to increase the revolving credit commitments from $300 million to $350 million. Average short-term borrowings under the ABL Facility were $17.5 million and $1.7 million in fiscal 2015 and fiscal 2014, respectively. No borrowings were outstanding at January 30, 2016 or January 31, 2015. Additionally, as of the date of this release, there were no outstanding borrowings under the ABL Facility.

First and Third Quarter Impairments

During fiscal 2015, the Company experienced a reduction in the profitability of its J.Crew reporting unit. As a result of current and expected future operating results, the Company concluded that the carrying value of the J.Crew reporting unit exceeded its fair value. Therefore, the Company recorded non-cash impairment charges of (i) $1,017 million related to goodwill and (ii) $360 million related to the intangible asset for the J.Crew trade name.

After recording the impairment charges in fiscal 2015, the carrying value of goodwill is $108 million, which entirely relates to the Madewell reporting unit. There is no remaining goodwill attributable to the J.Crew reporting unit. The carrying value of the intangible asset for the J.Crew trade name is $380.0 million at January 30, 2016. If operating results continue to decline below the Company’s expectations, additional impairment charges may be recorded in the future.

These impairment charges do not have an effect on the Company’s operations, liquidity or financial covenants, and do not change management’s long-term strategy, which includes its plans to drive disciplined growth across its brands.

Related Party

On November 4, 2013, Chinos Intermediate Holdings A, Inc. (the “Issuer”), an indirect parent holding company of the Company, issued $500 million aggregate principal of 7.75/8.50% Senior PIK Toggle Notes due May 1, 2019 (the “PIK Notes”). The PIK Notes are (i) senior unsecured obligations of the Issuer, (ii) structurally subordinated to all of the liabilities of the Issuer’s subsidiaries, and (iii) not guaranteed by any of the Issuer’s subsidiaries, and therefore are not recorded in the Company’s financial statements. In fiscal 2015, the Company paid dividends of $38 million in the aggregate to the Issuer to fund the semi-annual interest payments due May 1, 2015 and November 1, 2015.

On October 30, 2015, the Issuer delivered notice to U.S. Bank N.A., as trustee, under the indenture governing the PIK Notes, that with respect to the interest that will be due on such notes on the May 2, 2016 interest payment date, the Issuer will make such interest payment by paying in kind at the PIK interest rate of 8.50% instead of paying in cash.  The PIK election will increase the outstanding principal balance of the PIK Notes by $21.3 million to $521.3 million. Therefore, the Company will not pay a dividend to the Issuer in the first quarter of fiscal 2016. Pursuant to the terms of the indenture governing the PIK Notes, the Issuer intends to evaluate this option prior to the beginning of each interest period based on relevant factors at that time.

How the Company Assesses the Performance of its Business

In assessing the performance of its business, the Company considers a variety of performance and financial measures. A key measure used in its evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least twelve months, (ii) e-commerce net sales, and (iii) shipping and handling fees. The Company also considers gross profit and selling, general and administrative expenses in assessing the performance of its business.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses adjusted EBITDA and an associated reconciliation to GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for today, March 17, 2016, at 4:30 PM Eastern Time. Investors and analysts interested in listening to the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be simultaneously webcast at www.jcrew.com. A replay of this call will be available until March 24, 2016 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13631538.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of March 17, 2016, the Company operates 287 J.Crew retail stores, 103 Madewell stores, jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 161 factory stores (including 19 J.Crew Mercantile stores). Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including projected store count and square footage in Exhibit (4) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events, and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the Company’s substantial indebtedness and the indebtedness of its indirect parent, its substantial lease obligations, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, its ability to anticipate and timely respond to changes in trends and consumer preferences, its ability to successfully develop, launch and grow its newer concepts and execute on strategic initiatives, products offerings, sales channels and businesses, adverse or unseasonable weather, material disruption to its information systems, its ability to implement its real estate strategy, its ability to implement its international expansion strategy, its ability to attract and retain key personnel, interruptions in its foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	Fourth Quarter Fiscal 2015	Fourth Quarter Fiscal 2014	Fiscal 2015	Fiscal 2014
Net sales:
J.Crew	$604,464	$620,685	$2,146,710	$2,295,109
Madewell	92,512	73,657	300,982	245,340
Other	13,983	10,998	58,135	39,246
Total revenues	710,959	705,340	2,505,827	2,579,695
Cost of goods sold, including buying and occupancy costs	474,512	461,820	1,610,256	1,608,777
Gross profit	236,447	243,520	895,571	970,918
As a percent of revenues	33.3%	34.5%	35.7%	37.6%
Selling, general and administrative expenses	228,800	236,229	834,137	845,953
As a percent of revenues	32.2%	33.5%	33.3%	32.8%
Impairment losses	1,318	26,000	1,381,642	709,985
Operating income (loss)	6,329	(18,709)	(1,320,208)	(585,020)
As a percent of revenues	0.9%	(2.7)%	(52.7)%	(22.7)%
Interest expense, net	17,457	17,210	69,801	74,352
Loss on refinancings	—	174	—	58,960
Loss before income taxes	(11,128)	(36,093)	(1,390,009)	(718,332)
Benefit for income taxes	(4,094)	(5,502)	(147,333)	(60,559)
Net loss	$(7,034)	$(30,591)	$(1,242,676)	$(657,773)

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	January 30, 2016	January 31, 2015

Assets
Current assets:
Cash and cash equivalents	$87,812	$111,097
Inventories	372,410	367,851
Prepaid expenses and other current assets	65,605	60,734
Total current assets	525,827	539,682

Property and equipment, net	398,244	404,452

Deferred financing costs, net	19,109	22,883

Intangible assets, net	460,744	836,608

Goodwill	107,900	1,124,715

Other assets	4,453	3,993
Total assets	$1,516,277	$2,932,333

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$248,342	$244,367
Other current liabilities	157,765	155,697
Interest payable	5,279	5,408
Income taxes payable	7,086	3,192
Current portion of long-term debt	15,670	15,670
Total current liabilities	434,142	424,334

Long-term debt, net	1,518,218	1,532,769

Lease-related deferred credits, net	131,812	112,153

Deferred income taxes, net	148,819	304,487

Other liabilities	52,273	42,566

Stockholders’ equity (deficit)	(768,987)	516,024
Total liabilities and stockholders’ equity	$1,516,277	$2,932,333

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

(unaudited)

The following table reconciles net loss reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (prepared in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	Fourth Quarter Fiscal 2015	Fourth Quarter Fiscal 2014	Fiscal 2015	Fiscal 2014
Net loss	$(7.0)	$(30.6)	$(1,242.7)	$(657.8)
Benefit for income taxes	(4.1)	(5.5)	(147.3)	(60.6)
Interest expense (including the loss on refinancings)	17.5	17.4	69.8	133.3
Depreciation and amortization (including intangible assets)	31.0	29.5	119.5	109.4
EBITDA	37.4	10.8	(1,200.7)	(475.7)
Impairment losses	1.3	26.0	1,381.6	710.0
Charges related to a workforce reduction	—	—	4.8	—
Share-based compensation	0.4	1.5	2.6	6.0
Amortization of lease commitments	2.2	1.1	4.8	4.5
Sponsor monitoring fees	2.7	2.7	10.3	10.4
Adjusted EBITDA	44.0	42.1	203.4	255.2
Taxes paid	(0.3)	(0.1)	(1.3)	(4.0)
Interest paid	(18.3)	(19.0)	(73.9)	(93.0)
Changes in working capital	64.9	52.9	7.4	(0.1)
Cash flows from operating activities	90.3	75.9	135.6	158.1
Cash flows from investing activities	(25.1)	(28.4)	(103.7)	(132.7)
Cash flows from financing activities	(24.1)	(13.3)	(54.0)	(69.5)
Effect of changes in foreign exchange rates on cash and cash equivalents	(0.8)	(2.6)	(1.2)	(1.4)
Increase (decrease) in cash	40.3	31.6	(23.3)	(45.5)
Cash and cash equivalents, beginning	47.5	79.5	111.1	156.6
Cash and cash equivalents, ending	$87.8	$111.1	$87.8	$111.1

The Company presents Adjusted EBITDA, a non-GAAP financial measure, because it uses such measure to: (i) monitor the performance of its business, (ii) evaluate its liquidity, and (iii) determine levels of incentive compensation. The Company believes the presentation of this measure will enhance the ability of its investors to analyze trends in its business, evaluate its performance relative to other companies in the industry, and evaluate its ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (4)

Actual and Projected Store Count and Square Footage(1)

(unaudited)

	Fiscal 2015 (Actual)
Quarter	Total stores open at beginning of the period	Number of stores opened during the period(2)	Number of stores closed during the period(2)	Total stores open at end of the period
First Quarter	504	10	(2)	512
Second Quarter	512	7	—	519
Third Quarter	519	17	—	536
Fourth Quarter	536	17	(2)	551
Fiscal 2015	504	51	(4)	551

	Fiscal 2015 (Actual)
Quarter	Total gross square feet at beginning of the period	Gross square feet for stores opened or expanded during the period	Reduction of gross square feet for stores closed or downsized during the period	Total gross square feet at end of the period
First Quarter	2,848,322	39,590	(17,204)	2,870,708
Second Quarter	2,870,708	37,877	—	2,908,585
Third Quarter	2,908,585	73,139	(1,222)	2,980,502
Fourth Quarter	2,980,502	88,274	(11,600)	3,057,176
Fiscal 2015	2,848,322	238,880	(30,026)	3,057,176
	Fiscal 2016 (Projected)
	Total stores open at beginning of the year	Number of stores opened during the year(3)	Number of stores closed during the year(3)	Total stores open at end of the year
Fiscal year	551	36	(5)	582
	Fiscal 2016 (Projected)
	Total gross square feet at beginning of the year	Gross square feet for stores opened or expanded during the year	Reduction of gross square feet for stores closed or downsized during the year	Total gross square feet at end of the year
Fiscal year	3,057,176	179,417	(20,839)	3,215,754
(1)	Store count and square footage summary includes one retail store and one Madewell store that are temporarily closed at the time of this announcement which are expected to re-open in November 2016.
(2)	Actual number of stores opened or closed during fiscal 2015 by channel are as follows:

	Retail	Factory	Mercantile	Madewell	International	Total
Open	5	11	10	18	7	51
Close	(4)	—	—	—	—	(4)
Net	1	11	10	18	7	47

(3)	The detail of projected number of stores to be opened or closed during fiscal 2016 is as follows:

	Retail	Factory	Mercantile	Madewell	International	Total
Open	2	3	20	10	1	36
Conversion to J.Crew Mercantile	(1)	(9)	10	—	—	—
Close	(3)	—	—	(1)	(1)	(5)
Net	(2)	(6)	30	9	—	31